Exhibit 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the use in this Prospectus constituting part of this Registration Statement on Form SB-2 (Registration No. 333-37046) of our report dated February 11, 2001 with respect to the financial statements of Avic Technologies, LTD as of and for the year ended December 31, 2000, the period March 4, 1999 (date of incorporation) to December 31, 1999 and the period March 4, 1999 (date of incorporation) to December 31, 2000, filed with the Securities and Exchange Commission.

/s/Kingery, Crouse & Hohl, P.A.
KINGERY, CROUSE & HOHL, P.A.

May 9, 2001
Tampa, Florida